Exhibit 99.1

Hercules Capital Reports Third Quarter 2022 Financial Results

Record Year-to-Date Q3 2022 Total Gross Debt and Equity Commitments of $2.48 Billion

Record Year-to-Date Q3 2022 Total Gross Fundings of $1.10 Billion

Record Q3 2022 Total Gross Debt and Equity Commitments of $817.2 Million

Record Year-to-Date Q3 2022 Net Debt Portfolio Growth of $465.1 Million

Record Total Investment Income of $84.2 million, an increase of 20.0% year-over-year

Q3 2022 Net Investment Income of $0.39 per Share Provides 108% Coverage of the Recently Increased Base Distribution Payout

Increased the Company’s Base Cash Distribution to $0.36 per Share

Undistributed Earnings Spillover of $134.1 Million, or $1.03(1) per Ending Shares Outstanding

Q3 2022 Financial Achievements and Highlights

•	Net Investment Income “NII” of $50.0 million, or $0.39 per share, an increase of 31.3% year-over-year

•	Record Total Investment Income of $84.2 million, an increase of 20.0% year-over-year

•	Record Q3 total gross debt and equity commitments of $817.2 million

•	Net Hercules debt and equity commitments of $646.4 million(2)

•	Total gross fundings of $307.1 million

•	Total net Hercules fundings of $249.1 million(2)

•	Unscheduled early principal repayments or “early loan repayments” of $124.5 million, an increase of 277.3% from $33.0 million in Q2 2022

•	$700.1 million of available liquidity, subject to existing terms and covenants

•	14.7% Return on Average Equity “ROAE” (NII/Average Equity)

•	6.9% Return on Average Assets “ROAA” (NII/Average Assets)

•	GAAP leverage of 113.2% and regulatory leverage of 100.3%(3)

•	Net GAAP leverage (includes SBA debentures and excludes cash) of 109.0% and net regulatory leverage (excludes SBA debentures and cash) of 96.1%

•	Net Asset Value “NAV” of $10.47, an increase of 0.4% from Q2 2022

•	12.9% GAAP Effective Yield and 12.4% Core Yield(4), a non-GAAP measure

Year-to-date ending September 30, 2022 Financial Highlights

•	NII of $125.9 million, or $1.01 per share, an increase of 14.9% year-over-year

•	Total investment income of $221.5 million, an increase of 6.2% year-over-year

•	Record year-to-date ending Q3 2022 new equity and debt commitments of $2.48 billion, an increase of 46.4% year-over-year

•	Record year-to-date ending Q3 2022 total fundings of $1.10 billion, an increase of 3.1% year-over-year

•	Record year-to-date ending Q3 2022 net debt investment portfolio growth of $465.1 million

•	Unscheduled early loan repayments of $242.4 million

Footnotes:

(1)	$1.05 per Weighted Average Shares Outstanding

(2)

Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds which are external vehicles managed by Hercules Adviser LLC “Hercules Adviser” during the quarter

(3)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debentures

(4)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., November 2, 2022 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the third quarter ended September 30, 2022.

“Market conditions in the third quarter continued to provide a favorable originations environment which allowed us to maintain our selectivity on new originations and strong underwriting standards while delivering record financial performance,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “After record new commitments and fundings in the first half of 2022, Hercules continued its momentum in Q3 with record gross new debt and equity commitments of over $817 million, bringing the total for three quarters to a record $2.48 billion. Fundings for Q3 totaled over $307 million which drove year-to-date Q3 2022 fundings to over $1 billion, also a record. More importantly, net debt portfolio growth remained strong in Q3 and on a record pace at more than $465 million year-to-date positioning us well for continued earnings growth. The growing debt investment portfolio and rising interest rate environment enabled us to once again increase our quarterly base distribution to $0.36 per share and supports our ability to grow our core income and NII through the remainder of the year assuming the market remains favorable.”

Bluestein added, “After only three quarters, the venture capital ecosystem continues to exhibit a healthy level of activity: Investments have turned in the second highest year on record, and especially fundraising, has achieved an all-time record high. Hercules remains incredibly well positioned to serve as the partner of choice for the numerous companies looking to the debt capital markets for creatively structured financing alternatives with our strong balance sheet and over $700 million in liquidity. By combining this diversified balance sheet and adhering to our disciplined approach on new underwritings, we will continue to take advantage of the current equity market volatility, smartly grow our debt investment portfolio, and continue to drive the earnings power of our business.”

Q3 2022 Review and Operating Results

Debt Investment Portfolio

Hercules delivered record Q3 total gross new debt and equity commitments totaling $817.2 million and gross new fundings totaling $307.1 million.

During the third quarter, Hercules realized early loan repayments of $124.5 million which, along with normal scheduled amortization of $15.1 million, resulted in total debt repayments of $139.6 million.

The new debt investment origination and funding activities led to a net debt investment portfolio increase of $105.3 million during the third quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q2 2022 to Q3 2022

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at 6/30/22	$2,579.4	$154.5	$29.4	$2,763.3

New fundings(a)	301.4	4.5	1.2	307.1
Fundings assigned to or directly funded by Adviser Funds	(56.7)	(1.2)	(0.1)	(58.0)
Principal payments received on investments	(15.1)	—	—	(15.1)
Early payoffs	(124.5)	—	—	(124.5)
Net changes attributed to conversions, liquidations, and fees	0.2	(4.2)	0.7	(3.3)

Net activity during Q3 2022	105.3	(0.9)	1.8	106.2

Balances at Cost at 9/30/22	$2,684.7	$153.6	$31.2	$2,869.5

Balances at Value at 6/30/22	$2,550.9	$140.1	$27.9	$2,718.9

Net activity during Q3 2022	105.3	(0.9)	1.8	106.2
Net change in unrealized appreciation (depreciation)	5.2	(2.1)	(2.5)	0.6

Total net activity during Q3 2022	110.5	(3.0)	(0.7)	106.8

Balances at Value at 9/30/22	$2,661.4	$137.1	$27.2	$2,825.7

(a)	Includes $1.92M revolver fundings during Q3 2022.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

Ending Balance at Cost	$2,684.7	$2,579.4	$2,410.3	$2,219.6	$2,262.7

Weighted Average Balance	$2,600.3	$2,507.3	$2,293.3	$2,204.6	$2,193.4
Debt Investment Portfolio Composition by Quarter
(% of debt investment portfolio)	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

First Lien Senior Secured	77.4%	74.3%	72.9%	77.0%	80.8%

Floating Rate w/Floors	95.1%	94.9%	94.7%	94.0%	95.9%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 12.9% during Q3 2022 as compared to 11.5% for Q2 2022. The Company realized $124.5 million of early loan repayments in Q3 2022 compared to $33.0 million in Q2 2022, or an increase of 277.3%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 12.4% during Q3 2022, exceeding the Company’s expected range of 11.5% to 12.0%, and increased compared to 11.3% for Q2 2022. Hercules defines core yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $84.2 million for Q3 2022, compared to $70.2 million in Q3 2021. The increase is primarily attributable to a higher weighted average debt investment portfolio and an increase in core yields between periods.

Non-interest and fee expenses were $19.4 million in Q3 2022 versus $18.7 million for Q3 2021. The increase was primarily due to an increase in total employee compensation expenses due to increased levels of origination activities between periods offset by lower tax expenses.

Interest expense and fees were $16.7 million in Q3 2022, compared to $14.7 million in Q3 2021. The increase was primarily due to higher weighted average borrowings between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 4.4% in Q3 2022, as compared to 4.9% for Q3 2021. The decrease is primarily due to the refinancings completed in 2021 and early 2022 and higher utilization of the lower cost SBA loans.

NII – Net Investment Income

NII for Q3 2022 was $50.0 million, or $0.39 per share, based on 127.5 million basic weighted average shares outstanding, compared to $38.1 million, or $0.33 per share, based on 114.8 million basic weighted average shares outstanding in Q3 2021. The increase is primarily attributable to a higher weighted average debt investment portfolio and an increase in core yields between periods offset by an increase in total net operating expenses.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through September 30, 2022, (including net loan, warrant and equity activity and excluding loss on debt extinguishment and other non-credit related losses) on investments totaled ($52.2) million, on a GAAP basis, spanning nearly 18 years of investment activities.

When compared to total net new debt investment commitments during the same period of over $15.2 billion, the total realized gain/(loss) since inception of ($52.2) million represents approximately 34 basis points (“bps”), or 0.34%, of cumulative debt commitments, or an effective annualized loss rate of 1.9 bps, or 0.019%.

Realized Gains/(Losses)

During Q3 2022, Hercules had net realized gains of $5.3 million comprised of gross realized gains of $8.4 million due to the sale of equity and warrant investments and gains on foreign exchange, offset by ($3.1) million due to the write off of equity and warrants, termination of warrants, and the sale of one public equity position.

Unrealized Appreciation/(Depreciation)

During Q3 2022, Hercules recorded ($2.1) million of net unrealized depreciation, net of the impact of foreign currency movements. This is primarily attributable to ($8.9) million of net unrealized depreciation attributable to valuation movements on the privately traded equity, warrant and investment funds, ($4.7) million attributable to net foreign exchange movements, including reversal upon a realization event. This is partially offset by $7.8 million of net unrealized appreciation attributable to valuation movements on publicly traded equity and warrant investments and $3.7 million of net unrealized appreciation on debt investments.

Portfolio Asset Quality

As of September 30, 2022, the weighted average grade of the debt investment portfolio, at cost, was 2.20, compared to 2.13 as of June 30, 2022, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

As of September 30, 2022, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q3 2022—Q3 2021 ($ in millions)

	Q3 2022		Q2 2022		Q1 2022		Q4 2021		Q3 2021

Grade 1 - High	$412.1	15.5%	$484.0	19.0%	$469.0	19.6%	$409.0	18.5%	$692.1	30.6%

Grade 2	$1,380.4	51.9%	$1,312.2	51.4%	$1,280.3	53.6%	$1,208.3	54.7%	$1,103.8	48.8%

Grade 3	$827.4	31.1%	$739.8	29.0%	$631.8	26.4%	$581.4	26.3%	$458.2	20.2%

Grade 4	$41.5	1.5%	$13.0	0.5%	$10.2	0.4%	$8.3	0.4%	$8.3	0.4%

Grade 5 - Low	$-	0.0%	$1.8	0.1%	$-	0.0%	$2.6	0.1%	$1.1	0.0%

Weighted Avg. (at Cost)	2.20		2.13		2.10		2.10		1.92

Non-Accruals

The number of loans on non-accrual decreased by one loan quarter-over-quarter. As of September 30, 2022, the Company had one (1) debt investment on non-accrual with an investment cost and fair value of approximately $13.3 million and $0.07 million, respectively, or 0.5% and 0.0% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

By contrast, as of June 30, 2022, the Company had (2) debt investments on non-accrual with an investment cost and fair value of approximately $19.7 million and $1.9 million, respectively, or 0.7% and 0.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

Total Investments at Cost	$2,869.5	$2,763.3	$2,586.4	$2,390.9	$2,425.4

Loans on non-accrual as a % of Total
Investments at Value	0.0%	0.1%	0.0%	0.4%	0.3%

Loans on non-accrual as a % of Total	0.5%	0.7%	0.5%	1.0%	1.0%
Investments at Cost

Liquidity and Capital Resources

The Company ended Q3 2022 with $700.1 million in available liquidity, including $57.1 million in unrestricted cash and cash equivalents, and $643.0 million in available credit facilities, subject to existing terms, advance rates, regulatory and covenant requirements.

During Q3 2022, the Company sold 2.9 million shares of common stock under the equity ATM program for total net proceeds of approximately $42.9 million, including $0.4 million of offering expenses. As of September 30, 2022, approximately 11.3 million shares remain available for issuance and sale under the agreement.

Bank Facilities

As of September 30, 2022, there were $102.0 million outstanding borrowings under Hercules’ $545.0 million committed credit facility with MUFG as Agent and $25.0 million of outstanding borrowings under Hercules’ $225.0 million committed credit facility with SMBC.

Leverage

As of September 30, 2022, Hercules’ GAAP leverage ratio, including its SBA debentures, was 113.2%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 100.3% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $57.1 million), was 96.1%. Hercules’ net leverage ratio, including its SBA debentures, was 109.0%.

Available Unfunded Commitments – Representing 22.5% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of September 30, 2022, the Company had $659.0 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 22.5% of Hercules’ total assets. This increased from the previous quarter of $488.9 million of available unfunded commitments or 17.0% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $817.2 million in new debt and equity commitments in Q3 2022, Hercules has pending commitments of $175.7 million in signed non-binding term sheets outstanding as of October 31, 2022. Since the close of Q3 2022 and as of October 31, 2022, Hercules has closed new gross debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $286.0 million and funded $118.7 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by Hercules Adviser prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)

January 1 – September 30, 2022 Closed Commitments(a)(c)	$2,476.4

Q4 2022 Closed Commitments (as of October 31, 2022)(a)(c)	$286.0

Year-to-Date 2022 Closed Commitments (as of October 31, 2022) (a)(c)	$2,762.4

Q4 2022 Pending Commitments (as of October 31, 2022)(b)	$175.7

Year-to-Date 2022 Closed and Pending Commitments(a)(b)(c)	$2,938.1

Notes:

a.

Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

c.	Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of September 30, 2022, the Company’s net assets were $1.36 billion, compared to $1.33 billion at the end of Q2 2022. NAV per share increased 0.4% to $10.47 on 130.2 million outstanding shares of common stock as of September 30, 2022, compared to $10.43 on 127.3 million outstanding shares of common stock as of June 30, 2022. The increase in NAV per share was primarily attributed to accretion from the sale of ATM equity at a price above NAV.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 95.1% of its debt investment portfolio being priced at floating interest rates as of September 30, 2022, with a Prime or Non-Prime based (LIBOR, SOFR, Eurodollar or BSBY) interest rate floor, combined with 91.8% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of September 30, 2022, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)
(75)	$(18,645)	$(711)	$(17,934)	$(0.14)
(50)	$(12,413)	$(504)	$(11,909)	$(0.09)
(25)	$(6,207)	$(262)	$(5,945)	$(0.05)
25	$6,145	$262	$5,883	$0.05
50	$12,288	$525	$11,763	$0.09
75	$18,431	$787	$17,644	$0.14
100	$24,463	$1,050	$23,413	$0.18
200	$48,442	$2,099	$46,343	$0.36

(1)	Source: Hercules Capital Form 10-Q for Q3 2022
(2)

EPS calculated on basic weighted shares outstanding of 127,484. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 79 portfolio companies with a fair value of $134.1 million and a cost basis of $150.5 million as of September 30, 2022. On a fair value basis, 48.8% or $65.5 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 107 portfolio companies with a fair value of $27.2 million and a cost basis of $31.1 million as of September 30, 2022. On a fair value basis, 35.1% or $9.5 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in 2022

Year-to-date, as of October 31, 2022, Hercules has had a total of fifteen (15) portfolio companies complete or announce an IPO (five (5) companies) or M&A event (ten (10) companies). In addition, one (1) portfolio company has filed confidentially under the JOBS Act.

Portfolio Company IPO and M&A Activity in Q3 2022 and YTD Q4 2022

As of October 31, 2022, Hercules held debt, warrant or equity positions in six (6) portfolio companies that have completed or announced an IPO or M&A event, including:

IPO Activity in Q3 2022

Completed:

•

In August 2022, Hercules’ portfolio company ZeroFox, Inc. (NASDAQ: ZFOX), a cybersecurity software-as-a-service company, completed its reverse merger initial public offering with L&F Acquisition Corp. (NYSE: LNFA), a special purpose acquisition company “SPAC.” Hercules initially committed $30.0 million in venture debt financing beginning in June 2019 and currently holds 289,992 shares of common stock as of September 30, 2022.

In Registration or SPAC:

•	One (1) Confidential S-1 Filer

M&A Activity in Q3 2022 and YTD Q4 2022

•

In August 2022, Hercules’ portfolio company ChemoCentryx (NASDAQ: CCXI), a biopharmaceutical company focused on orally administered therapeutics to treat autoimmune diseases, inflammatory disorders and cancer, announced that it has entered into a definitive agreement to be acquired by Amgen (NASDAQ: AMGN), a multinational biopharmaceutical company, for $52.00 per share in cash. Hercules cumulatively committed $120.0 million in venture debt financing beginning in December 2017 and currently holds 17,241 shares of common stock as of September 30, 2022.

•

In August 2022, Hercules’ portfolio company pymetrics, a technology developer of data-driven behavioral insights and audited AI to create a more efficient, effective and unbiased hiring process, was acquired by Harver B.V., an industry-leading hiring solution helping organizations optimize their talent decisions. Terms of the acquisition were not publicly disclosed. Hercules cumulatively committed $15.0 million in venture debt financing beginning in September 2020.

•

In September 2022, Hercules’ portfolio company RapidMiner, a leader in advanced data analytics and machine learning software, was acquired by Altair Engineering Inc. (NASDAQ: ALTR), a global leader in computational sciences and artificial intelligence. Terms of the acquisition were not publicly disclosed. Hercules cumulatively committed $10.0 million in venture debt financing beginning in November 2017.

•

In October 2022, Hercules’ portfolio company AVEO Oncology (NASDAQ: AVEO), a commercial stage, oncology-focused biopharmaceutical company committed to delivering medicines that provide a better life for patients with cancer, announced they have entered into a definitive agreement to which LG Chem (KOSPI: 051910), a leading global chemical company with a diversified business portfolio in the key areas of petrochemicals, advanced materials and life sciences, will acquire AVEO for $15.00 per share in an all-cash transaction. The transaction is subject to customary closing conditions and receipt of regulatory approvals. Hercules cumulatively committed $157.0 million in venture debt financing beginning in March 2006 and currently holds 190,179 shares of common stock as of September 30, 2022.

•

In October 2022, Hercules’ portfolio company Applied Genetic Technologies Corporation (NASDAQ: AGTC), a clinical-stage biotechnology company focused on the development and commercialization of adeno-associated virus-based gene therapies for the treatment of rare and debilitating diseases with an initial focus on inherited retinal diseases, announced they have entered into a definitive agreement to which Syncona Limited (LON: SYNC), a leading healthcare company focused on founding, building and funding global leaders in life science, will acquire Applied Genetic Technologies for approximately $23.5 million in an all-cash transaction plus potential future aggregate cash payments pursuant to contingent value rights. The transaction is subject to customary closing conditions. Hercules cumulatively committed $20.0 million in venture debt financing beginning in June 2020.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Conference Call

Hercules has scheduled its third quarter 2022 financial results conference call for November 2, 2022 at 2:00 p.m. PT (5:00 p.m. ET). To participate via telephone, please register here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. While not required, it is recommended you join 10 minutes prior to the event start. A live webcast of the third quarter 2022 financial results conference call will also be available on the investor relations section of the Company’s website at investor.htgc.com. An archived webcast replay will be available on the Company’s website for at least 30 days following the conference call.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $16 billion to over 600 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary, Hercules Adviser LLC (“Hercules Adviser”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). Hercules Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(dollars in thousands, except per share data)

	September 30, 2022	December 31, 2021

Assets

Investments:

Non-control/Non-affiliate investments (cost of $2,782,220 and $2,293,398, respectively)	$2,745,413	$2,351,560

Control investments (cost of $87,249 and $84,039, respectively)	80,325	73,504

Affiliate investments (cost of $0 and $13,547, respectively)	—	9,458

Total investments, at fair value (cost of $2,869,469 and $2,390,984, respectively; fair value amounts related to a VIE $236,826 and $0, respectively)	2,825,738	2,434,522

Cash and cash equivalents	57,065	133,115

Restricted cash (amounts related to a VIE $8,346 and $0, respectively)	8,346	3,150

Interest receivable	25,494	17,365

Right of use asset	5,672	6,761

Other assets	2,207	5,100

Total assets	$2,924,522	$2,600,013

Liabilities

Debt (net of debt issuance costs; amounts related to a VIE $147,810 and $0, respectively)(1)	$1,521,220	$1,236,303

Accounts payable and accrued liabilities	34,492	47,781

Operating lease liability	6,092	7,382

Total liabilities	$1,561,804	$1,291,466

Net assets consist of:

Common stock, par value	131	117

Capital in excess of par value	1,288,341	1,091,907

Total distributable earnings	74,246	216,523

Total net assets	$1,362,718	$1,308,547

Total liabilities and net assets	$2,924,522	$2,600,013

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	130,191	116,619

Net asset value per share	$10.47	$11.22

(1)

The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, October 2033 Notes, January 2027 Notes, July 2024 Notes, March 2026A and B Notes, September 2026 Notes, and 2031 Asset-backed Notes as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Investment income:

Interest income

Non-control/Non-affiliate investments	$80,146	$62,239	$207,747	$185,497

Control investments	1,181	1,072	3,440	2,900

Affiliate investments	81	1	1,204	3

Total interest income	81,408	63,312	212,391	188,400

Fee income

Non-control/Non-affiliate investments	2,803	6,861	9,059	20,068

Control investments	18	20	51	43

Affiliate investments	—	—	—	—

Total fee income	2,821	6,881	9,110	20,111

Total investment income	84,229	70,193	221,501	208,511

Operating expenses:

Interest	14,499	13,069	38,844	42,309

Loan fees	2,183	1,674	5,517	6,694

General and administrative	4,364	4,085	12,504	11,749

Tax Expenses	1,602	2,395	4,135	5,579

Employee compensation

Compensation and benefits	10,968	8,898	30,357	27,051

Stock-based compensation	2,474	3,320	10,559	8,990

Total employee compensation	13,442	12,218	40,916	36,041

Total gross operating expenses	36,090	33,441	101,916	102,372

Expenses allocated to the Adviser Subsidiary	(1,863)	(1,337)	(6,335)	(3,474)

Total net operating expenses	34,227	32,104	95,581	98,898

Net investment income	50,002	38,089	125,920	109,613

Net realized gain (loss) and change in unrealized appreciation (depreciation):

Net realized gain (loss)

Non-control/Non-affiliate investments	7,303	22,813	2,703	78,444

Affiliate investments	(2,014)	—	1,758	(62,143)

Loss on debt extinguishment	—	(1,702)	(3,686)	(1,702)

Total net realized gain (loss)	5,289	21,111	775	14,599

Net change in unrealized appreciation (depreciation)

Non-control/Non-affiliate investments	(4,149)	(31,759)	(94,847)	(10,662)

Control investments	(2,571)	(3,774)	3,611	(7,327)

Affiliate investments	4,631	(118)	4,089	64,220

Total net unrealized appreciation (depreciation)	(2,089)	(35,651)	(87,147)	46,231

Total net realized gain (loss) and net change in unrealized appreciation (depreciation):	3,200	(14,540)	(86,372)	60,830

Net increase (decrease) in net assets resulting from operations	$53,202	$23,549	$39,548	$170,443

Net investment income before investment gains and losses per common share:

Basic	$0.39	$0.33	$1.01	$0.95

Change in net assets resulting from operations per common share:

Basic	$0.41	$0.20	$0.31	$1.47

Diluted	$0.41	$0.20	$0.30	$1.46

Weighted average shares outstanding:

Basic	127,484	114,805	123,379	114,590

Diluted	129,334	116,239	124,767	115,550

Distributions paid per common share:

Basic	$0.50	$0.39	$1.46	$1.15